Exhibit 99.1

 FOR IMMEDIATE RELEASE

 SANUWAVE HEALTH ANNOUNCES THE APPOINTMENT OF CEO

AND CLOSING OF ITS $2.0 MILLION BRIDGE FINANCING

ALPHARETTA, GA, February 26, 2013 – SANUWAVE Health, Inc. (OTCBB: SNWV) today announced that the Company has appointed Wall Street and healthcare industry veteran Joseph Chiarelli as Chief Executive Officer and a Director and the closing of a $2.0 million bridge financing.

Joseph Chiarelli has worked with and in the healthcare industry as well as on Wall Street with firms of distinction in a management, research, or financial capacity for over twenty five years. His extensive background of working with companies of all sizes and financial conditions enables him to develop and execute an achievable corporate vision and strategy.

Kevin Richardson, Chairman of the Board of SANUWAVE, commented, “Joe is a talented and proven executive who brings a track record of success in leading and growing small and emerging healthcare companies like SANUWAVE. His healthcare industry experience and vision coupled with the experience on Wall Street will be pivotal to the Company’s future success.”

As previously announced, the Company was working with select accredited investors to raise up to $1.25 million in capital through the issuance of six-month 18% Senior Secured Convertible Promissory Notes. Due to strong interest from the select accredited investors, most of whom had invested in previous financing rounds of SANUWAVE, the Company raised $2.0 million through the sale of the notes. The secured convertible promissory note will convert at the completion of a larger funding.

About Joseph Chiarelli

Since 2011, Joseph Chiarelli has been responsible for financial advisory, business development, and a healthcare hedge fund at Auriga Capital Management. Mr. Chiarelli was the Chairman of Clarent Hospital Management Corp delivering returns well above shareholder expectations. His success at achieving results is also demonstrated by his time with Wall Street Access and Oppenheimer & Company where, as the head of the healthcare research teams, he developed a team approach to fundamental and market-driven analysis of the healthcare industry, creating revenue streams and stock selection performance that far exceeded prior results and market indices’ returns.

Mr. Chiarelli developed much of his healthcare industry knowledge while at JPMorgan Chase & Co. (JPM) where he was responsible for three healthcare sectors of the equity markets as the Senior Investment Research Analyst. Mr. Chiarelli is an Institutional Investor All Star for both equity and high yield research with his work highly acclaimed for the quality, depth, and thoroughness of its fundamental research and for his knowledge of the industry sectors under coverage.

Prior to his work in healthcare, Mr. Chiarelli served JPM as the Chief Financial Officer of two large independent subsidiaries, J.P. Morgan Delaware and Morgan Securities Services Corporation and was a manager with Coopers & Lybrand (now PriceWaterhouseCoopers). He is a Colonel in the USAFR and a member of the board of directors of a private healthcare device company.

“Working the majority of my professional career in the healthcare industry, I have seen many emerging companies succeed. The opportunity to work with a highly qualified team of professionals and an unbelievable portfolio of products and product candidates is very exciting. I look forward to helping continue the development of innovative products and advancing the commercialization of SANUWAVE’s PACE technology in many verticals,” stated Mr. Chiarelli.

About SANUWAVE Health, Inc.

SANUWAVE Health, Inc. (www.sanuwave.com) is an emerging regenerative medicine company focused on the development and commercialization of noninvasive, biological response activating devices for the repair and regeneration of tissue, musculoskeletal and vascular structures. SANUWAVE’s portfolio of products and product candidates activate biologic signaling and angiogenic responses, including new vascularization and microcirculatory improvement, helping to restore the body’s normal healing processes and regeneration. SANUWAVE intends to apply its PACE technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE, is CE marked and has Canadian device license approval for the treatment of the skin and subcutaneous soft tissue. In the U.S., dermaPACE is currently under the FDA’s Premarket Approval (PMA) review process for the treatment of diabetic foot ulcers. SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved Ossatron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its Ossatron, Evotron® and orthoPACE® devices in Europe and Asia.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

DC Consulting, LLC

407-792-3333

investorinfo@dcconsultingllc.com

SANUWAVE Health, Inc.

Barry Jenkins, 678-578-0103

Chief Financial Officer and COO

investorrelations@sanuwave.com